Exhibit 99.1 News Release | August 21, 2020 Mark A. Chancy Elected to Wells Fargo’s Board of Directors SAN FRANCISCO – August 21, 2020 – Wells Fargo & Company (NYSE: WFC) announced today that Mark A. Chancy has been elected to the company’s board of directors, effective immediately. Chancy will serve on the board’s Audit Committee and Risk Committee. Chancy was most recently vice chairman and co-chief operating officer at SunTrust Banks, Inc., where he led SunTrust’s consumer segment, which included consumer banking, mortgage and consumer lending, private wealth management, deposits and virtual channels, and consumer operations. Chancy has more than 30 years of banking and financial services experience, including 18 years at SunTrust where he served in a broad range of leadership roles spanning consumer and commercial banking, investment banking, and financial management until retiring in December 2019. “We are delighted to welcome Mark to the board,” said Charles Noski, Wells Fargo’s chairman of the board. “He is an experienced banker with risk and regulatory expertise, a deep financial services background, a record of proven business results, and a customer-first mindset.” “Mark brings an impressive combination of business, operational, and finance experience in the banking industry to our board,” said Wells Fargo CEO Charlie Scharf. “His leadership of consumer and commercial businesses, his experience as a chief financial officer, including during the 2008 financial crisis, and his strategic expertise will provide valuable insight to our board.” Biographical information Chancy served as vice chairman and consumer segment executive of SunTrust from April 2017 and co-chief operating officer from February 2018 until he retired in December 2019. Previously, Chancy led the wholesale banking segment from April 2011 to April 2017, which included corporate and investment banking, commercial and business banking, commercial real estate, and treasury and payment solutions. Chancy served as chief financial officer of SunTrust from August 2004 to April 2011, which included oversight of the treasury, investor relations, strategic finance, controllers, mergers and acquisitions, tax, and insurance functions. He also previously served as treasurer of SunTrust and CFO of The Robinson- Humphrey Company Inc., which was purchased by SunTrust in 2001. Chancy serves on the board of directors of EVO Payments Inc. He received his MBA in finance from Northwestern University’s J.L. Kellogg Graduate School of Management, and his BBA in finance from Southern Methodist University. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.97 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,300 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 31 countries and territories to support customers who conduct business in the global economy. With approximately 266,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. © 2020 Wells Fargo Bank, N.A. All rights reserved. For public use. NR-08-2020

Contact Information Media Arati Randolph, 704-383-6996 Arati.Randolph1@wellsfargo.com Jennifer Langan, 213-598-1490 Jennifer.L.Langan@wellsfargo.com or Investor Relations John Campbell, 415-396-0523 John.M.Campbell@wellsfargo.com ### 2 August 21, 2020 | News Release